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                                                                    EXHIBIT 99.1



                                 CONTACTS:

                                 David P. Binkley Ph.D.
                                 President and CEO, Argonaut Technologies, Inc.
                                 650-598-1350
ARGONAUT
TECHNOLOGIES                     Spencer M. Vawter
                                 President and CEO, Camile Products LLC
                                 317-573-3880



            ARGONAUT TECHNOLOGIES, INC. EXPANDS PRODUCT OFFERING WITH
                     THE ACQUISITION OF CAMILE PRODUCTS, LLC

San Carlos, CA and Indianapolis, IN, January 31, 2001 -Argonaut Technologies, Inc. (Nasdaq: AGNT), a leading provider of innovative instruments and reagents for the development of new drugs, today announced the execution of a definitive agreement to acquire Camile Products, LLC, a privately held chemistry software company based in Indianapolis, Indiana. Camile Products, LLC (Camile) markets software solutions that allow pharmaceutical and chemical companies to automate and precisely control chemical synthesis. Together, the combined company will have over 2,000 systems installed.

"The combination of Argonaut and Camile is highly complementary. With Camile, we expect to expand our presence into the later stages of drug development," said David P. Binkley, Ph.D., chief executive officer of Argonaut Technologies. "Specifically, with the addition of the Camile products to our existing process chemistry offerings, we believe we will be able to address a broader range of applications in process chemistry and initial manufacturing scale-up for support of clinical trials. Furthermore, Argonaut's existing global sales and support organization is expected to be well postured to help expand the current markets for the Camile product family."

"We are excited about joining forces with Argonaut and believe that together we can substantially improve the time and efficiency that is required to discover and develop new drugs," said Spencer M. Vawter, CEO of Camile. "Camile provides a scalable software platform that can be added to Argonaut's Surveyor and Endeavor instruments used for early stage process research. We believe the combined company will have a powerful instrument control platform with a common user interface across all of these products. In addition, Camile provides a foundation for Argonaut's future software development activities."



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Page Two
Argonaut Technologies, Inc. Expands Product Offering with the Acquisition of Camile Products, LLC
January 31, 2001



Argonaut intends to acquire Camile in a merger accounted for as a purchase for approximately $10 million in cash and stock. The acquisition is not expected to be dilutive to Argonaut's earnings in 2001. Completion of the transaction is subject to customary conditions and is expected to close within 45 days. Upon completion of the merger, Camile's operations will be conducted by a wholly owned subsidiary of Argonaut and is expected to continue to operate out of its current Indianapolis, Indiana location. Camile has 42 employees worldwide with the majority of them focused on software development and chemistry application support.

Argonaut will discuss the impact of this agreement and the outlook for 2001 on its Fourth Quarter and Year End 2000 Financial Results Conference Call scheduled for Tuesday, February 6, 2001 at 2:30 pm PST/5:30 pm EST. Those wishing to listen to the call can access it via the Internet by logging onto the Investor Relations portion of Argonaut's website at www.argotech.com. Replays will be available for 30 days after the call via the Internet or for 24 hours after the call by dialing (800) 633-8284 and entering the following passcode: 17628569.

ABOUT ARGONAUT TECHNOLOGIES

Argonaut Technologies is a pioneer in the development, manufacturing and marketing of innovative products that enable chemists to use parallel synthesis for the development of new drugs. Argonaut's products enable chemists to increase their productivity, accelerate the drug development process and reduce costs. Argonaut's products include a variety of chemical synthesizers and reagents that are consumed in synthesis.

ABOUT CAMILE PRODUCTS, LLC

Camile Products, LLC specializes in automating research and pilot-scale reactors with personal computer based software solutions. Camile systems are designed to work the way researchers think. By integrating an easy to use graphical interface for the software, the chemists have more time focused on scientific discoveries and less time learning software.

FORWARD LOOKING STATEMENTS

Statements in this release, including those related to our ability to expand our presence in later stages of drug development, our ability to address a broader range of applications in process chemistry and initial


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Page Three
Argonaut Technologies, Inc. Expands Product Offering with the Acquisition of Camile Products, LLC
January 31, 2001



manufacturing in support of clinical trials, our ability to expand the markets for Camile's products and the power of the combined company's instrument control platform, as well as those relating to the timing and treatment of the merger and its effect on future earnings are forward-looking statements. Actual results may differ materially from these statements due to risks and uncertainties, including market conditions, the impact of competitive products and pricing, customer acceptance of new products, product development difficulties, maintaining strong working relationships with strategic partners, potential intellectual property disputes and problems arising in connection with integration of product lines, technologies and work forces and other difficulties commonly associated with mergers and subsequent integration of operations and personnel. A more detailed description of these risks and other risks applicable to Argonaut appears in Argonaut's registration statement on Form S-1 (Registration No. 333-35782) and its other filings with the Securities and Exchange Commission. Accordingly, the Company claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward looking statements. Argonaut assumes no obligation to update these forward-looking statements.



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